CONFORMED COPY


                          SECURITIES PURCHASE AGREEMENT

                                     between

                      NATIONAL DISCOUNT BROKERS GROUP, INC.

                                       and

                  DB U.S. FINANCIAL MARKETS HOLDING CORPORATION

                            Dated as of May 15, 2000






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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                    ARTICLE I

                           PURCHASE AND SALE OF SHARES

 1.1    Purchase and Sale....................................................1

 1.2    Closing..............................................................1

                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 2.1    Organization and Corporate Power.....................................2

 2.2    Authorization........................................................2

 2.3    Government Approvals.................................................2

 2.4    Authorized and Outstanding Stock.....................................3

 2.5    Subsidiaries.........................................................3

 2.6    Securities Law Compliance............................................4

 2.7    Commission Documents; Financial Information and Controls.............4

 2.8    Absence of Certain Events; No Material Adverse Effect................5

 2.9    Litigation...........................................................6

 2.10   Compliance with Laws and Other Instruments...........................6

 2.11   Taxes................................................................6

 2.12   Intellectual Property; Proprietary Rights; Employee Restrictions.....7

 2.13   Date Compliance......................................................7

 2.14   Agreements of Directors, Officers and Employees......................8

 2.15   Governmental and Industrial Approvals................................8

 2.16   Contracts and Commitments............................................8

 2.17   Employee Matters.....................................................9

 2.18   No Brokers or Finders................................................9

 2.19   Transactions with Affiliates.........................................9

 2.20   Assumptions, Guarantees, etc. of Indebtedness of Other Persons.......9

 2.21   Investment Company Act...............................................9

 2.22   Disclosures..........................................................9

                                   ARTICLE III

                        REPRESENTATIONS OF THE PURCHASER

 3.1    Representations and Warranties......................................10

 3.2    Wholly Owned Subsidiary.............................................11

                                   ARTICLE IV

                    CONDITIONS TO THE PURCHASER'S OBLIGATION

 4.1    Effect of Conditions................................................11

 4.2    Representations and Warranties......................................11

 4.3    Performance.........................................................11

 4.4    Board Election......................................................12

 4.5    Opinions of Counsel.................................................12

 4.6    Certified Documents, etc............................................12

 4.7    No Material Adverse Effect..........................................12

 4.8    Registration Rights Agreement.......................................12

 4.9    Stockholder Agreement...............................................12

 4.10   Venture Agreements..................................................12

 4.11   HSR Act.............................................................12

 4.12   Listing of Purchased Shares.........................................13

 4.13   Consents and Waivers................................................13

 4.14   Establishment of Firewalls..........................................13

 4.15   Common Stock Certificate............................................13

                                    ARTICLE V

                     CONDITIONS OF THE COMPANY'S OBLIGATION

 5.1    Effect of Conditions................................................13

 5.2    Representations and Warranties......................................13

 5.3    Performance.........................................................13

 5.4    Registration Rights Agreement.......................................13

 5.5    Stockholder Agreement...............................................13

 5.6    Venture Agreements..................................................14

 5.7    HSR Act.............................................................14

 5.8    Consents and Waivers................................................14

 5.9    Listing of Purchased Shares.........................................14

 5.10   Establishment of Firewalls..........................................14

 5.11   Tender of Purchase Price............................................14

 5.12   Fairness Opinion....................................................14

 5.13   Opinions of Counsel.................................................14

 5.14   Certified Documents, etc............................................15

                                   ARTICLE VI

                                  MISCELLANEOUS

 6.1    Survival of Representations.........................................15

 6.2    Parties in Interest.................................................15

 6.3    Amendments and Waivers..............................................15

 6.4    Notices.............................................................15

 6.5    Expenses............................................................16

 6.6    Counterparts........................................................16

 6.7    Effect of Headings..................................................17

 6.8    Adjustments.........................................................17

 6.9    Governing Law.......................................................17

 6.10   Assignment..........................................................17

 6.11   Waiver of Jury Trial................................................17

 6.12   Attorneys' Fees.....................................................17

 6.13   Termination.........................................................17



 Exhibit A                    Form of Registration Rights Agreement
 Exhibit B                    Form of Stockholder Agreement
 Exhibit C                    Form of U.S. Research Agreement
 Exhibit D                    Form of U.S. Underwriting Agreement
 Schedule 2.2                 Related Agreements
 Schedule 2.4(c)              Outstanding Obligations Regarding Common Stock
 Schedule 2.5                 Subsidiaries and Investments
 Schedule 2.7(b)              Material Liabilities and Obligations
 Schedule 2.8                 Certain Events and Commitments
 Schedule 2.9                 Litigation
 Schedule 2.12                Intellectual Property
 Schedule 2.15(b)             Pending Registrations
 Schedule 2.16                Certain Contracts
 Schedule 2.18                Brokers and Finders
 Schedule 2.20                Guarantees

                          SECURITIES PURCHASE AGREEMENT


         THIS SECURITIES PURCHASE AGREEMENT is entered into as of May 15, 2000 by and among National Discount Brokers Group, Inc., a Delaware corporation (the "Company"), and DB U.S. Financial Markets Holding Corporation, a Delaware corporation (the "Purchaser").

         WHEREAS, the Purchaser has indicated a desire to purchase from the Company 3,000,000 shares of (the "Purchased Shares") the Company's common stock, $0.01 par value per share (the "Common Stock");

         WHEREAS, the Company has indicated a desire to sell an aggregate of 3,000,000 shares of Common Stock to the Purchaser; and

         WHEREAS, in consideration of, and in connection with, such purchase and sale of Common Stock, the Company and the Purchaser have indicated their intention to pursue certain strategic alliances involving on-line discount brokerage services both in the United States and elsewhere;

         NOW, THEREFORE, for and in consideration of the mutual consents and agreements herein contained, the parties hereto do hereby covenant and agree as follows:

                                   ARTICLE I

                           PURCHASE AND SALE OF SHARES

         1.1 Purchase and Sale. Subject to the terms and conditions hereinafter set forth, at the Closing (as defined below) the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the Purchased Shares, at a price per share equal to forty-five dollars and thirty-one cents ($45.31) payable as provided in Section 1.2. The Purchased Shares shall have all the rights, terms and privileges of Common Stock as set forth in the Certificate of Incorporation. Capitalized terms used herein without definition shall have the meanings set forth in Annex A.

         1.2 Closing. Subject to the satisfaction or waiver of the conditions set forth in Articles IV and V hereof, a closing (the "Closing") for the sale and purchase of the Purchased Shares shall take place at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York, at 10:00 A.M., on the second Business Day following receipt by the parties of the regulatory approvals and other consents and approvals specified in Sections 4.11, 4.12, 5.7 and 5.8, hereof, or such other date, time and place as shall be mutually agreed upon by the Company and the Purchaser (the "Closing Date"). At the Closing, the Company will deliver the Purchased Shares in the form of a certificate issued in the name of the Purchaser (or any DB Group Member), upon receipt by the Company of payment in U.S. dollars of the full purchase price therefor by or on behalf of the Purchaser to the Company by wire transfer of immediately available funds to an account designated in writing by the Company to the Purchaser.

                                   ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Purchaser on and as of the date hereof as follows:

         2.1 Organization and Corporate Power. Each of the Company and its Principal Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own its properties and to carry on its business as currently conducted. Each of the Company and its Principal Subsidiaries is duly licensed or qualified to do business as a foreign corporation in each jurisdiction wherein the character of its property or the nature of the activities currently conducted by it makes such qualification necessary, except where the failure to so qualify is not reasonably likely to have a Material Adverse Effect.

         2.2 Authorization. The Company has all necessary power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement and the agreements and instruments set forth on Schedule 2.2 hereto (collectively, the "Related Agreements"), the consummation of the transactions contemplated herein or therein and the due authorization, issuance and delivery of the Purchased Shares. The issuance of the Purchased Shares will not require any further corporate action and is not and will not be subject to any preemptive right, right of first refusal or the like in favor of any other Person. This Agreement and the Related Agreements will each be a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except that the enforceability hereof or thereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

         2.3 Government Approvals. No consent, approval, license or authorization of, or designation, declaration or filing with, any Governmental Entity will be required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement, any of the Related Agreements or the issuance of the Purchased Shares, except for (a) those which have been made or granted; (b) the filing of registration statements with the Securities and Exchange Commission (the "Commission") at the times and in the manner required by the Registration Rights Agreement and, in connection therewith, the filing of notices with any applicable state securities commission; (c) the listing of the Purchased Shares on the New York Stock Exchange; (d) the filing of Form D with the Commission; and (e) any required filing under the HSR Act and the expiration or termination of any required waiting period thereunder (or extension thereof).

         2.4  Authorized and Outstanding Stock.

         (a) The authorized capital stock of the Company immediately prior to the Closing will consist of 51,000,000 shares of capital stock, of which 50,000,000 shares are Common Stock and 1,000,000 shares are Preferred Stock.

         (b) As of the date hereof, the issued and outstanding capital stock of the Company consists of 17,998,567 shares of Common Stock. As of the date hereof, options to purchase 1,943,859 shares of Common Stock have been granted and are unexercised under the Company's stock option plans. All of the issued and outstanding shares of capital stock of the Company are, and when issued in accordance with the terms hereof, the Purchased Shares will be, duly authorized and validly issued and fully paid and non-assessable, with no personal liability attaching to the ownership thereof, and will be free and clear of all Liens, claims, charges, Encumbrances, or transfer restrictions imposed by or through the Company, except for restrictions imposed by (i) federal or state securities or "blue sky" laws; and (ii) this Agreement. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class or series of capital stock of the Company are as set forth in the Certificate of Incorporation, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable in accordance with their terms and in accordance with applicable Law.

         (c) Except as set forth in Schedule 2.4(c) hereto, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding; (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company; (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof; and (iv) there are no agreements, written or oral, between the Company and any holder of its capital stock or, to the Knowledge of the Company, among any holders of its capital stock, relating to the acquisition, disposition or voting of the capital stock of the Company. Except as set forth in Schedule 2.4(c) hereto, no Person is entitled to (i) any preemptive right, right of first refusal or similar right granted by the Company with respect to the issuance of any capital stock of the Company. Except as set forth in Schedule 2.4(c) hereto and as provided in the Registration Rights Agreement, no Person has been granted rights by the Company with respect to the registration of any capital stock of the Company under the Securities Act of 1933, as amended (the "Securities Act"). All of the issued and outstanding shares of the Company's capital stock have been offered, issued and sold by the Company in compliance with applicable federal and state securities laws.

         2.5 Subsidiaries. Except as set forth in the SEC Documents and Schedule
2.5 hereto, the Company has no Subsidiaries nor any material investment or other interest in, or any outstanding loan or advance in excess of $2,500,000 to or from, any officer or director of the Company or any Person who owns 5% or more of the issued and outstanding capital stock of the Company. The Company owns of record and beneficially, free and clear of all Liens, claims, charges or Encumbrances, all of the issued and outstanding capital stock of each of its Principal Subsidiaries.

         2.6 Securities Law Compliance. Assuming the representations, warranties and covenants of the Purchaser set forth in Section 3.1 hereof are true and correct in all material respects, the offer and sale of the Purchased Shares pursuant to this Agreement will be exempt from the registration requirements of
Section 5 of the Securities Act. Neither the Company nor any Person acting on its behalf has, in connection with the offer and sale of the Purchased Shares, engaged in (i) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Securities Act); (ii) any action involving a public offering within the meaning of Section 4(2) of the Securities Act; or (iii) any action that would require the registration under the Securities Act of the offering and sale of the Purchased Shares pursuant to this Agreement or that would violate applicable state securities or "blue sky" laws. The Company has not made, and will not prior to the Closing make, directly or indirectly, any offer or sale of the Purchased Shares or of securities of the same or similar class as the Purchased Shares if, as a result, the offer and sale contemplated hereby could fail to be entitled to an exemption from the registration requirements of the Securities Act. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Securities Act.

         2.7  Commission Documents; Financial Information and Controls.

         (a) The Company has made available to the Purchaser true and complete copies of all SEC Documents filed by it with the Commission since June 1, 1997. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder applicable to the SEC Documents, and as of their respective dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company and its consolidated subsidiaries included in the SEC Documents comply as of their respective dates in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the Commission), and present fairly in all material respects as of their respective dates the consolidated financial position of the Company and the subsidiaries and the consolidated results of their operations and their consolidated cash flows for each of the respective periods, in conformity with GAAP. As used in this Agreement, the consolidated balance sheet of the Company and its consolidated subsidiaries at May 31, 1999, previously provided to the Purchaser, is hereinafter referred to as the "Balance Sheet," and May 31, 1999 is hereinafter referred to as the "Balance Sheet Date."

         (b) Except as set forth in Schedule 2.7(b) and to the extent expressly set forth in the Balance Sheet (including the notes, schedules or exhibits thereto) or as expressly disclosed in the SEC Documents, (i) as of the Balance Sheet Date, neither the Company nor the Principal Subsidiaries had any material liabilities or obligations (whether absolute, contingent, accrued or otherwise) that would be required to be included on a balance sheet prepared in accordance with GAAP; and (ii) since the Balance Sheet Date, the Company and its consolidated Subsidiaries have not incurred any such material liabilities or obligations other than in the ordinary course of business and not exceeding $5,000,000 in the aggregate.

         (c) The Company has received a representation from PricewaterhouseCoopers LLP in connection with the audit of the Company's financial statements for the year ended May 31, 1999 to the effect that PricewaterhouseCoopers LLP are independent public accountants as required by the Securities Act and the rules and regulations of the Commission thereunder, and the Company has no Knowledge that PricewaterhouseCoopers LLP are not independent public accountants as so required.

         (d) The Company and each of its Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that
(i) material transactions are executed in accordance with management's general or specific authorization; (ii) material transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to the respective material assets of the Company and each such Subsidiary, as the case may be, is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

         2.8 Absence of Certain Events; No Material Adverse Effect. Except as disclosed in Schedule 2.8 or in the SEC Documents filed with the Commission prior to the date hereof, since the Balance Sheet Date, the Company and its Principal Subsidiaries have conducted their respective business operations in the ordinary course, and there has not occurred any event or condition having, or that is reasonably likely to have, a Material Adverse Effect. Without limiting the generality of the foregoing, other than as is disclosed in the SEC Documents filed with the Commission prior to the date hereof or Schedule 2.8 hereto, since the Balance Sheet Date there has not occurred:

         (a) any change or agreement to change the character or nature of the business of the Company or any of its Principal Subsidiaries;

         (b) any purchase, sale, transfer, assignment, conveyance or pledge of the assets or properties of the Company or any of its Principal Subsidiaries, except in the ordinary course of business;

         (c) any waiver or modification by the Company or any of its Principal Subsidiaries of any right or rights reasonably likely to have a Material Adverse Effect;

         (d) any liability, contract, agreement, license, loan, advance, or capital expenditure or other commitment entered into or assumed by or on behalf of the Company or any of its Principal Subsidiaries relating to the business, assets or properties of the Company or any of its Principal Subsidiaries, whether oral or written, except in the ordinary course of business or that is not reasonably likely to have a Material Adverse Effect;

         (e) any change in the accounting principles, methods, practices or procedures followed by the Company in connection with the business of the Company or any change in the depreciation or amortization policies or rates theretofore adopted by the Company in connection with the business of the Company and the Principal Subsidiaries;

         (f) any declaration or payment of any dividends, or other distributions in respect of the outstanding shares of capital stock of the Company or any other change in the authorized capitalization of the Company, except as contemplated in this Agreement; or

         (g) any commitment by the Company (contingent or otherwise) to do any of the foregoing.

         2.9 Litigation. Except as otherwise set forth on Schedule 2.9, there is no litigation or governmental proceeding or investigation pending, including without limitation any proceeding, investigation or arbitration by the Commission, the National Association of Securities Dealers, Inc. ("NASD"), any stock exchange, other self-regulatory organization or state securities commission or the National Securities Clearing Corporation, The Depository Trust Company or any other clearing agency or, to the Knowledge of the Company, threatened, against the Company or any Principal Subsidiary which, if determined adversely to the Company or any of its Principal Subsidiaries is reasonably likely to have, singly or in the aggregate, a Material Adverse Effect or prevent the consummation of the transactions contemplated by this Agreement.

         2.10 Compliance with Laws and Other Instruments. The Company is in compliance with all of the provisions of this Agreement, and the Company and the Principal Subsidiaries are in compliance with their respective constituent documents (including without limitation any charter, by-laws or similar document) and, except where such non-compliance is not reasonably likely to have a Material Adverse Effect, with the provisions of each mortgage, indenture, lease, license, other agreement or instrument, and each judgment, decree, judicial order, statute and regulation (whether issued under domestic, foreign or international law) by which any of them is bound or to which any of them or any of their respective properties is subject, including, without limitation, of the NASD, any stock exchange, the National Securities Clearing Corporation, The Depository Trust Company and any other clearing agency, which apply to the conduct of their respective businesses. Neither the execution, delivery or performance of this Agreement or any of the Related Agreements, nor the offer, issuance, sale or delivery of the Purchased Shares, will violate, or result in any breach of, or constitute a default under, or result in the imposition of any encumbrance upon any asset of the Company or any Principal Subsidiary pursuant to any provision of the constituent documents of the Company or such Principal Subsidiary, or any statute, rule or regulation, material contract or lease, judgment, decree or other material document or instrument by which the Company or such Principal Subsidiary is bound or to which the Company, such Principal Subsidiary or any of their respective properties is subject, or, to the Knowledge of the Company, will cause the Company or such Principal Subsidiary to lose the benefit of any right or privilege it currently enjoys or, to the Knowledge of the Company, cause any Person who is expected to normally do business with the Company or such Principal Subsidiary to discontinue to do so on the same basis, except where such discontinuance is not reasonably likely to have a Material Adverse Effect.

         2.11 Taxes. The Company and each Subsidiary have filed all material Tax Returns (including statements of estimated Taxes owed) required to be filed within the applicable periods for such filings (taking into account any extensions) and have paid all Taxes required to be paid as indicated by the applicable Tax Return. All such Tax Returns are true, correct and complete, except where the failure to be true, correct and complete in the aggregate would not be likely to have a Material Adverse Effect. The Company and each Subsidiary have filed all other Tax Returns required to be filed within the applicable periods for such filing (taking into account any extensions) and have paid all amounts due with respect to Taxes (regardless of whether such amounts are shown on a Tax Return), except to the extent that the failure to file such Tax Returns or pay such Taxes would not in the aggregate be likely to have a Material Adverse Effect. All Tax liabilities have been adequately provided for in the consolidated financial statements of the Company. For purposes of this Agreement, the terms "Tax" and "Taxes" shall include all federal, state, local and foreign taxes, including any interest and penalties that may become payable in respect thereof, and including income, franchise, property, sales and use, withholding, payroll, stamp, value-added, transfer, excise and employment taxes.

         2.12 Intellectual Property; Proprietary Rights; Employee Restrictions. For purposes of this Agreement, "Intellectual Property Rights" shall mean (a) all registered copyrights, copyright registrations and copyright applications, trademark registrations and applications for registration, patents and patent applications, trademarks, service marks, trade names and Internet domain names that are used by the Company in the Company's business or by a Principal Subsidiary in its business as currently conducted, together with all other intellectual property rights owned by the Company and/or any of its Principal Subsidiaries and used in connection with its business and all licenses, assignments and releases of intellectual property rights of others in material works embodied in the Company's or any Principal Subsidiary's products; (b) any and all intellectual property rights, licenses, databases, computer programs and other computer software user interfaces, know-how, trade secrets, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates and marketing materials created by or on behalf of the Company or any Principal Subsidiary; and (c) inventions, trade dress, logos and designs created by or on behalf of the Company or any Principal Subsidiary. The Company and each of its Principal Subsidiaries own or possess all requisite licenses or other rights to use all the Intellectual Property Rights in order to conduct their business as conducted and as proposed to be conducted, except where the lack of any such license or right is not reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 2.12, the present business activities or products of the Company and any of its Principal Subsidiaries do not materially infringe any Intellectual Property Rights of others, and any non-material infringements would not, individually or in the aggregate, be likely to have a Material Adverse Effect.

         2.13 Date Compliance. All data and data sensitive systems of the Company are fully Date Compliant. "Date Compliant" shall mean (a) that such data and data sensitive systems are able to manage and manipulate data involving dates, including, but not limited to, single-century formulas and multi-century formulas, date data century recognition and calculations that accommodate same century and multi-century formulas, comparing and sequencing, and leap year calculations; (b) that a subsequent abnormally ending scenario within the data and data sensitive systems or the generation of incorrect values involving such dates will not occur; and (c) that all date-related user interface functionalities, data fields, continuing date values, date data interface values and date-related functions will provide valid and unambiguous results.

         2.14 Agreements of Directors, Officers and Employees. To the Knowledge of the Company, no director, officer or employee of or consultant to the Company or any Principal Subsidiary is in violation of any terms of any employment contract, non-competition agreement, non-disclosure agreement, patent disclosure or assignment agreement or other contract or agreement containing restrictive covenants relating to the right of any such director, officer, employee or consultant to be employed or engaged by the Company or the Principal Subsidiary because of the nature of the business conducted or proposed to be conducted by the Company or the Principal Subsidiary, or relating to the use of trade secrets or proprietary information of others.

         2.15 Governmental and Industrial Approvals. (a) The Company and each of its Principal Subsidiaries have all material permits, licenses, orders, franchises and other rights and privileges of all federal, state, local or foreign governmental or regulatory bodies necessary for the Company and the Principal Subsidiaries to conduct their respective businesses as currently conducted or proposed to be conducted except to the extent the failure of the Company or any such Subsidiary to have any such permit, license, order, franchise or other right or privilege would not be reasonably likely to result in a Material Adverse Effect. Except when the failure is reasonably likely to result in a Material Adverse Effect, all such permits, licenses, orders, franchises and other rights and privileges are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened, and none of such permits, licenses, orders, franchises or other rights and privileges will be affected by the consummation of the transactions contemplated in this Agreement and the Related Agreements.

         (a) Each of National Discount Brokers Corporation and NDB Capital Markets Corporation is registered as a broker-dealer with the Commission, is a duly qualified member of the NASD and is duly qualified or registered as a broker-dealer in each jurisdiction where the failure to be so qualified or registered is reasonably likely to have a Material Adverse Effect. Neither the Company nor any of the Principal Subsidiaries is not registered or qualified as a broker-dealer with the Commission or in any jurisdiction where the failure to be so registered or qualified is reasonably likely to result in a Material Adverse Effect. Except as set forth on Schedule 2.15(b), the applications for which are being diligently prosecuted, neither the Company nor any Principal Subsidiary is required to obtain any registration as an investment adviser, a commodity trading advisor, a commodity pool operator, a futures commission merchant, an insurance agent, a sales person or in any similar capacity with the Commission, the NASD, the Commodity Futures Trading Commission, any clearing agency, or any securities commission or self-regulatory organization in the United States, that has not been obtained or is not in full force and effect, nor has the Company or any such Subsidiary received notice of any requirement to register as any of the foregoing in any jurisdiction outside the United States, where the failure to obtain such registration would be reasonably likely to have a Material Adverse Effect.

         2.16 Contracts and Commitments. All of the contracts of the Company and each Principal Subsidiary that are in effect on the date of this Agreement and that are required to be described in the SEC Documents or to be filed as exhibits thereto prior to the date hereof are described in the SEC Documents filed prior to the date hereof or filed as exhibits thereto and are in full force and effect, except where the failure to have described or filed any such contract is not reasonably likely to have a Material Adverse Effect. True and correct copies of all material contracts to which the Company or its Principal Subsidiaries are parties on or prior to the date hereof which will be required to be described or filed as an Exhibit in the SEC Documents following the date hereof have been made available to the Purchaser except as listed on Schedule
2.16. The contracts listed in Schedule 2.16 are in full force and effect. Neither the Company nor any of its Principal Subsidiaries nor, to the Knowledge of the Company, any other party is in material breach of or in default under any such contract.

         2.17 Employee Matters. (a) The Company is in compliance in all material respects with all currently applicable provisions of ERISA; no "reportable event" (as defined in ERISA) has occurred with respect to any "pension plan" (as defined in ERISA) for which the Company would have any liability; the Company has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any pension plan or
(ii) Sections 412 or 4971 of the Code; and each pension plan for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

         (a) The transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any person to any benefit under any Plan; or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any person under any Plan.

         2.18 No Brokers or Finders. Except as set forth in Schedule 2.18, no person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company, any of its Principal Subsidiaries or the Purchaser for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or any of its Principal Subsidiaries.

         2.19 Transactions with Affiliates. There are no loans, leases or other agreements, understandings or continuing transactions between the Company or any Principal Subsidiary on the one hand, and any officer or director of the Company or any Principal Subsidiary or any person owning five percent (5%) or more of the Common Stock of the Company or any respective family member or affiliate of such officer, director or shareholder, on the other hand, which are required to be disclosed in the SEC Documents and which are not so disclosed.

         2.20 Assumptions, Guarantees, etc. of Indebtedness of Other Persons. Except as set forth on Schedule 2.20 and other than in the ordinary course of its business, neither the Company nor any Principal Subsidiary has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any indebtedness of any other Person, except a Subsidiary and guarantees by endorsement of negotiable instruments for deposit or collection.

         2.21 Investment Company Act. The Company is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         2.22 Disclosures. Neither this Agreement, any Schedule or Exhibit to this Agreement, the Related Agreements contains any untrue statement of a material fact by the Company or omits a material fact required to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE III

                        REPRESENTATIONS OF THE PURCHASER

         3.1 Representations and Warranties. The Purchaser hereby represents and warrants to the Company, understanding and agreeing that the Company is entering into this Agreement in part in reliance on such representations and warranties, as follows:

         (a) The Purchaser is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act;

         (b) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own its properties and to carry on its business as currently conducted. The Purchaser is duly authorized to execute this Agreement and the Related Agreements to which it is a party, and assuming due execution and delivery by the Company of the Agreement and the Related Agreements to which it is a party, this Agreement and the Related Agreements to which the Purchaser is a party constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except that the enforceability hereof or thereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought;

         (c) The Purchaser has been advised by the Company that the Purchased Shares have not been registered under the Securities Act, that the Purchased Shares will be issued on the basis of the statutory exemption provided by
Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon (other than any required filing under the HSR Act), and that the Company's reliance thereon is based in part upon the representations made by the Purchaser in this Agreement and the Related Agreements. The Purchaser acknowledges that it has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities;

         (d) The Purchaser is purchasing the Purchased Shares for investment purposes, for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws, and it has had access to such financial and other information and has been afforded the opportunity to ask such questions of representatives of the Company and receive answers thereto as it deems necessary in connection with the purchase of the Purchased Shares;

         (e) By reason of its business or financial experience, the Purchaser has the capacity to protect its own interest in connection with the transactions contemplated hereunder;

         (f) No Person has or will have, as a result of the transaction contemplated by this Agreement, any right, interest or claim against or upon the Purchaser, the Company, or any of its Principal Subsidiaries for any commission, fee or other compensation as a finder or broker because of any act or omission by the Purchaser;

         (g) The Purchaser understands that an investment in the Common Stock bears a high degree of risk and represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of purchasing the Purchased Shares and is able to bear the economic risk of its investment for an indefinite period of time;

         (h) The principal executive offices of the Purchaser are located in the State of New York. No material consent, approval, license or authorization of, or designation, declaration or filing with, any court or Governmental Entity is or will be required on the part of the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement or any of the Related Agreements, except for (i) those which have already been made or granted; (ii) any required filing under the HSR Act and the expiration or termination of any required waiting period thereunder (or any extension thereof); and (iii) the filing with the Commission of Forms 3 and 13D under the Exchange Act; and

         (i) The Purchaser is not (i) a "Related Party" as that term is defined for purposes of Section 312.03(b)(1) of the New York Stock Exchange Listed Company Manual; (ii) a subsidiary, affiliate or other closely-related person of a Related Party; or (iii) a company or entity in which a Related Party has a substantial direct or indirect interest.

         3.2 Wholly Owned Subsidiary. The Purchaser is wholly owned, directly or indirectly, by DB.

                                ARTICLE IV

                    CONDITIONS TO THE PURCHASER'S OBLIGATION

         4.1 Effect of Conditions. The obligation of the Purchaser to purchase and pay for the Purchased Shares at the Closing, if any, shall be subject to the satisfaction, or the waiver thereof by the Purchaser, of each of the conditions set forth in this Article.

         4.2 Representations and Warranties. The representations and warranties of (a) the Company contained in this Agreement and the Stockholder Agreement; and (b) the Company and each Affiliate of the Company party thereto contained in the U.S. Research Agreement and the U.S. Underwriting Agreement shall be true and correct on and as of the Closing Date, and the Purchaser shall have received a certificate dated the Closing Date and signed on behalf of the Company to that effect.

         4.3 Performance. The Company and each Affiliate of the Company party to the U.S. Research Agreement and the U.S. Underwriting Agreement, as applicable, shall have performed and complied in all material respects with all of the agreements, covenants and conditions contained in this Agreement, the Stockholder Agreement, the U.S. Research Agreement and the U.S. Underwriting Agreement required to be performed or complied with by it at or prior to the Closing, and the Purchaser shall have received a certificate dated the Closing Date and signed on behalf of the Company and each such Affiliate to that effect.

         4.4 Board Election. Concurrently with the Closing, the DB Representative shall have been appointed as a member of the Board of Directors.

         4.5 Opinions of Counsel. The Purchaser shall have received opinions, dated as of the date of the Closing, from Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C. and Morgan, Lewis & Bockius LLP, each counsel to the Company, and from Frank E. Lawatsch, Jr., Executive Vice President, Secretary and General Counsel of the Company, each in form and scope reasonably satisfactory to the Purchaser.

         4.6 Certified Documents, etc. Counsel for the Purchaser shall have received a copy of the Certificate of Incorporation certified by the Secretary of State of the State of Delaware and a copy of the Company's By-laws certified by the Secretary of the Company, as well as any and all other documents, including authorizing resolutions, certificates as to votes adopted and incumbency of officers and certificates from appropriate authorities as to the legal existence and good standing of the Company and its Principal Subsidiaries, which the Purchaser or its counsel may reasonably request.

         4.7 No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.

         4.8 Registration Rights Agreement. The Purchaser shall have received from the Company a counterpart of the Registration Rights Agreement executed by the Company, Go2Net, Vulcan and IAT Reinsurance Syndicate, Ltd.

         4.9 Stockholder Agreement. The Purchaser shall have received from the Company a counterpart of the Stockholder Agreement executed by the Company.

         4.10 Venture Agreements. The Purchaser shall have received from the Company (a) a counterpart of each of the U.S. Research Agreement and the U.S. Underwriting Agreement executed by the Company or an Affiliate of the Company; and (b) a counterpart of each of the term sheets summarizing the principal terms of each of the European Joint Venture and the Worldwide Joint Venture initialed by the Company or an Affiliate of the Company, which term sheets shall be in form and substance reasonably satisfactory to the Purchaser and shall include Exclusivity and Non-Competition Provisions that shall be binding in accordance with their terms from and including the Closing until the execution by the parties of definitive agreements relating to the European Joint Venture and the Worldwide Joint Venture.

         4.11 HSR Act. All required filings under the HSR Act shall have been made by the parties required to do so, and any waiting period thereunder (and any extension thereof) applicable to the transactions contemplated hereby shall have expired or shall have terminated, and neither the Company nor the Purchaser shall be subject to any injunction or temporary restraining order against consummation of the transactions contemplated hereby.

         4.12 Listing of Purchased Shares. The Purchased Shares shall have been approved for listing on the NYSE.

         4.13 Consents and Waivers. The Company, the Purchaser and any of their respective Affiliates party to any of the Related Agreements shall have obtained all other consents or waivers necessary to execute this Agreement and the Related Agreements, to issue the Purchased Shares and to carry out the transactions contemplated hereby and thereby. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement, the Related Agreements and the other agreements and instruments to be executed and delivered by the Company and the Purchaser in connection herewith shall have been made or taken by it, except the filing by the Company of Form D with the Commission.

         4.14 Establishment of Firewalls. The Purchaser shall have received from the Company evidence reasonably satisfactory in all material respects to the Purchaser of the establishment of appropriate "firewalls" between the Purchaser and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand, with respect to their respective businesses.

         4.15 Common Stock Certificate. The Company shall have delivered a stock certificate to the Purchaser representing the Purchased Shares.

                                   ARTICLE V

                     CONDITIONS OF THE COMPANY'S OBLIGATION

         5.1 Effect of Conditions. The obligation of the Company to sell the Purchased Shares to the Purchaser at the Closing, if any, shall be subject to the satisfaction, or the waiver thereof by the Company, of each of the conditions set forth in this Article.

         5.2 Representations and Warranties. The representations and warranties of (a) the Purchaser contained in this Agreement; and (b) DB contained in the U.S. Research Agreement, the U.S. Underwriting Agreement and the Stockholder Agreement shall be true and correct on and as of the Closing Date, and the Company shall have received a certificate dated the Closing Date and signed on behalf of the Purchaser and DB, as applicable, to that effect.

         5.3 Performance. The Purchaser or DB, as applicable, shall have performed and complied in all material respects with all of the agreements, covenants and conditions contained in this Agreement, the Stockholder Agreement, the U.S. Research Agreement and the U.S. Underwriting Agreement required to be performed or complied with by it at or prior to the Closing, and the Company shall have received a certificate dated the Closing Date and signed on behalf of the Purchaser and DB, as applicable, to that effect.

         5.4 Registration Rights Agreement. The Company shall have received from the Purchaser a counterpart of the Registration Rights Agreement executed by the Purchaser, Go2Net, Vulcan and IAT Reinsurance Syndicate, Ltd.

         5.5 Stockholder Agreement. The Company shall have received from the Purchaser a counterpart of the Stockholder Agreement executed by DB.

         5.6 Venture Agreements. The Company shall have received from the Purchaser (a) a counterpart of each of the U.S. Research Agreement and the U.S. Underwriting Agreement executed by DB; and (b) a counterpart of each of the term sheets summarizing the principal terms of the European Joint Venture and the Worldwide Joint Venture initialed by each Affiliate of the Purchaser party to such term sheets, which term sheets shall be in form and substance reasonably satisfactory to the Company and shall include Exclusivity and Non-Competition Provisions that shall be binding in accordance with their terms from and including the Closing until the execution by the parties of definitive agreements relating to the European Joint Venture and the Worldwide Joint Venture.

         5.7 HSR Act. All required filings under the HSR Act shall have been made by the parties required to do so, and any waiting period thereunder (and any extension thereof) applicable to the transactions contemplated hereby shall have expired or shall have terminated, and neither the Company nor the Purchaser shall be subject to any injunction or temporary restraining order against consummation of the transactions contemplated hereby.

         5.8 Consents and Waivers. The Company, the Purchaser and any of their respective Affiliates party to any of the Related Agreements shall have obtained all consents or waivers necessary to execute this Agreement and the Related Agreements, to issue the Purchased Shares and to carry out the transactions contemplated hereby and thereby. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement, the Related Agreements and the other agreements and instruments to be executed and delivered by the Company, the Purchaser and, to the extent required, any of their respective Affiliates in connection herewith shall have been made or taken by it, except the filing by the Company of Form D with the Commission.

         5.9 Listing of Purchased Shares. The Purchased Shares shall have been approved for listing on the NYSE.

         5.10 Establishment of Firewalls. The Company shall have received from the Purchaser, DB and, to the extent required, any of their respective Affiliates evidence reasonably satisfactory in all material respects to the Company of the establishment of appropriate "firewalls" between the Purchaser and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand, with respect to their respective businesses.

         5.11 Tender of Purchase Price. The Purchaser shall have tendered payment for the Purchased Shares in accordance with Section 1.2 hereof.

         5.12 Fairness Opinion. The Board of Directors shall have received an opinion from the Company's financial advisor, dated as of the date of the Closing, that the consideration to be received by the Company for the Purchased Shares is fair to the Company from a financial point of view.

         5.13 Opinions of Counsel. The Company shall have received opinions, dated as of the date of the Closing, from Cleary, Gottlieb, Steen & Hamilton, U.S. counsel to DB, and from internal counsel for DB, each in form and scope reasonably satisfactory to the Company.

         5.14 Certified Documents, etc. Counsel for the Company shall have received (i) a copy of the certificate of incorporation of the Purchaser certified by the Secretary of State of the State of Delaware and a copy of the Purchaser's By-laws certified by the Secretary of the Purchaser, as well as any and all other documents, including authorizing resolutions, certificates as to votes adopted and incumbency of officers and certificates from appropriate authorities as to the legal existence and good standing of the Purchaser, which the Company or its counsel may reasonably request; and (ii) such certificates of officers of DB similar in form and scope to those customarily provided by DB in connection with offerings of its debt securities in the public markets.

                                   ARTICLE VI

                                  MISCELLANEOUS

         6.1 Survival of Representations. The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery hereof and the Closing of the transactions contemplated hereby for a period of two (2) years, regardless of any investigation made by or on behalf of either party hereto or any of their respective Affiliates or their respective officers, directors, employees or agents.

         6.2 Parties in Interest. Except as otherwise set forth herein, all covenants, agreements, representations, warranties and undertakings contained in this Agreement shall be binding on and shall inure to the benefit of the respective successors and permitted assigns of the parties hereto.

         6.3 Amendments and Waivers. Amendments or additions to this Agreement may be made and compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) upon the written consent of the Company and the Purchaser. This Agreement (including the Schedules and Exhibits annexed hereto, which are an integral part of this Agreement) constitutes the full and complete agreement of the parties with respect to the subject matter hereof, except that the provisions of the letter of intent, dated March 27, 2000, between the Company and Deutsche Bank Americas Holding Corporation specified therein as being binding and enforceable shall remain in full force and effect until the consummation of the Closing.

         6.4 Notices. All notices, requests, consents, reports and demands shall be in writing and shall be hand delivered, sent by facsimile or other electronic medium, or mailed, postage prepaid, to the Company or to the Purchaser at the address set forth below or to such other address as may be furnished in writing to the other parties hereto:

The Company:                  National Discount Brokers Group, Inc.
                              10 Exchange Place Centre
                              Jersey City, New Jersey 07302
                              Attention: President
                              Tel: (201) 946-2200
                              Fax:  201-946-4510
                              E-mail: akontos@ndbgroup.com

with copy to:                 National Discount Brokers, Group, Inc.
                              10 Exchange Place Centre
                              Jersey City, New Jersey 07302
                              Attention: General Counsel
                              Tel: 201-946-4482
                              Fax: 201-946-4510
                              E-mail: flawatsch@ndbgroup.com

DB U.S. Financial Markets
Holding Corporation:          DB U.S. Financial Markets Holding Corporation
                              c/o Deutsche Bank AG, New York Branch
                              31 West 52nd Street
                              New York, New York  10019
                              Attention: General Counsel
                              Tel: 212-469-8200


with copy to:                 Cleary, Gottlieb, Steen & Hamilton
                              One Liberty Plaza
                              New York, New York  10006
                              Attention: Janet L. Fisher, Esq.
                              Tel: (212) 225-2472
                              Fax: (212) 225-3999
                              E-mail: jfisher@cgsh.com

         All such notices, request, demands, consents and other communications shall be deemed to have been duly given or sent two (2) days following the date on which mailed, or on the date on which delivered by hand, by facsimile transmission or e-mail (receipt confirmed), as the case may be, and addressed as aforesaid.

         6.5 Expenses. Each party hereto will pay its own expenses in connection with the transactions contemplated hereby.

         6.6 Counterparts. This Agreement and any exhibit hereto may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any exhibit hereto may be delivered via telecopier, with the intention that they shall have the same effect as an original counterpart hereof.

         6.7 Effect of Headings. The article and section headings herein are for convenience only and shall not affect the construction or interpretation hereof.

         6.8 Adjustments. All provisions of this Agreement shall be automatically adjusted to reflect any stock dividend, stock split or other such form of recapitalization.

         6.9 Governing Law. The parties hereby agree that this Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws thereunder. To the fullest extent permitted by applicable law, each of the parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought exclusively in the courts of the United States of America for the Southern District of New York; and (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceeding, for itself and in respect of its properties and assets, for purposes of this Agreement, the jurisdiction of the aforesaid courts, and irrevocably waives any objection to venue in such courts.

         6.10 Assignment. Neither the Purchaser nor the Company may assign or transfer any of its rights pursuant to this Agreement unless the assigning Person shall have first obtained the express written consent of the other party hereto, except that the Purchaser may assign or transfer any of its rights pursuant to this Agreement in connection with (and in proportion to) its transfer of any Purchased Shares to any DB Group Member.

         6.11 Waiver of Jury Trial. Each of the Company and the Purchaser hereby expressly waives its rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. Each of the Company and the Purchaser also waives any bond or surety or security upon such bond which might, but for this waiver, be required of any party. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The Company and the Purchaser further warrant and represent that each of them has reviewed this waiver with its legal counsel, and that each voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable and may only be modified by written amendment to this Agreement signed by each of the parties. In the event of litigation, this Agreement may be filed as a written consent to a trial (without a jury) by the court.

         6.12 Attorneys' Fees. If any legal proceeding is initiated by any party hereto to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees incurred in connection with any such proceedings.

         6.13 Termination. This Agreement shall be terminable (a) upon the mutual consent of the parties hereto; and (b) by either party hereto upon written notice to the other party if the Closing shall not have occurred on or prior to the later of (i) June 16, 2000; and (ii) the date that is three (3) Business Days after the satisfaction of the conditions specified in Sections
4.11 and 5.7 hereof, but in no event later than November 16, 2000.

         IN WITNESS WHEREOF, the Company and the Purchaser have caused this Agreement to be duly executed and delivered by their representatives thereunto duly authorized as of the date first above written.


                          NATIONAL DISCOUNT BROKERS GROUP, INC.


                          By:     /s/ Frank E. Lawatsch, Jr.
                                  --------------------------
                                  Name:  Frank E. Lawatsch, Jr.
                                  Title: Executive Vice President





                          DB U.S. FINANCIAL MARKETS HOLDING CORPORATION


                          By:     /s/ John A. Ross
                                  ----------------
                                  Name:  John A. Ross
                                  Title: President and Chief Executive Officer


                          By:     /s/ Douglas R. Barnard
                                  ----------------------
                                  Name:  Douglas R. Barnard
                                  Title: Vice President and Chief Financial
                                         Officer

                                  Schedule 2.2

                               Related Agreements

1. Securities Research Agreement between National Discount Brokers Corporation and Deutsche Bank AG

2. Stockholder Agreement between National Discount Brokers Group, Inc. and Deutsche Bank AG

3. Registration Rights Agreement among National Discount Brokers Group, Inc. and the Stockholders listed therein, including DB U.S. Financial Markets Holding Corporation

4. Letter Agreement between Deutsche Bank AG and National Discount Brokers Group, Inc. regarding participation in, among other things, initial public offerings of equity securities in the United States

5. The paragraph headed "Non-Competition" in European Joint Venture - Summary of Principal Terms

6. The paragraph headed "Non-Competition" in Worldwide Joint Venture - Summary of Principal Terms

                                 Schedule 2.4(c)

                      Outstanding Obligations Regarding Common Stock

1. Options to purchase common stock of the Company granted under the Company's stock option plans, copies of which are filed with the Securities and Exchange Commission.

2. There are certain voting provisions related to the Company's common stock and certain rights of first refusal of the Company to purchase its common stock in the Securities Purchase Agreement dated as of February 5, 2000 among National Discount Brokers Group, Inc. and Go2Net, Inc. and Vulcan Ventures Incorporated.

3. The Company routinely enters into employment letters promising to grant options to purchase the Company's common stock to the prospective employee pursuant to the Company's stock option plans.

4. The Company is obligated to register shares of its common stock pursuant to the Registration Rights Agreement dated February 5, 2000 among National Discount Brokers Group, Inc., IAT Reinsurance Syndicate, Ltd., Vulcan Ventures Incorporated and Go2Net, Inc.

5. The Company has obligations under its stock option plans to accept stock upon exercise of stock options and in payment of taxes upon the exercise of options thereunder.

6. There is a Voting Trust Agreement between Arthur Kontos and Vickie Kontos, a copy of which has been filed with the Securities and Exchange Commission.

7. Existing employment agreements between the Company and each of Arthur Kontos, Frank E. Lawatsch, Jr. and Daniel Fishbane, which are filed with the Securities and Exchange Commission, grant certain rights regarding Common Stock and obligate the Company to issue stock options in the future.

                                  Schedule 2.5

                          Subsidiaries And Investments

1. The Company and its subsidiaries have investments as follows (as of April 30, 2000):

                                                              Number of
 Company                  Security                             Shares
--------------------------------------------------------------------------------
National Discount
Brokers Group, Inc.      Emmett A. Larkin Company, Inc. -
                         common                                8,000

                         LastFoot.com - common                100,000

                         Campus Pipeline, Inc.
                         Series B preferred                   122,594

                         Insys Consulting Services,
                         Inc.-common                          200,000

                         REDIBook ECN LLC shares              125,000

NDB Capital Markets
Corporation              SYNXIS Corp. - common                 100,000

                         National Association of Securities
                         Dealers, Inc. - common                750,000

                         National Association of Securities
                         Dealers, Inc. - warrants to
                         purchase four shares of common        187,500
                         stock

National Discount
Brokers Corporation      24/7 Corporation (formerly
                         AwardTrack, Inc.) - common            960,882

                         National Association of Securities
                         Dealers, Inc. - warrants to
                         purchase four shares of common            300
                         stock

2.  The Company makes loans to, and receives loans from, its subsidiaries

3.  Loan to Insys Consulting Services, Inc.                  1,500,000

                                 Schedule 2.7(b)

                      Material Liabilities And Obligations

1.   Advertising agreement with Yahoo! Inc.

2.   Advertising agreement with Go2Net, Inc.

3. Master Services Agreement between ADP Financial Information Services, Inc. and Millennium Clearing Company, LLC dated March 24, 2000 and related schedules and agreements

4.   Advertising agreement with The Motley Fool, Inc.

5.   Advertising agreement with Raging Bull, Inc.

6. Leases of equipment for 90 Hudson Street, Jersey City, New Jersey scheduled in the attachment hereto.

7.   Real Estate Lease for 90 Hudson Street, Jersey City, New Jersey

8. Construction cost associated with the buildout of 90 Hudson Street, Jersey City, New Jersey

9. Underwriting Agreement in connection with the public offering of the Company's Common Stock in June 1999

10. The Company intends to form a clearing broker which will need capital of approximately $100,000,000

11.  Bank United co-branding agreement

     SEE ATTACHMENT

NATIONAL DISCOUNT BROKERS
Lease Schedule
As of                        5/18/2000

                                                                                Assign.     P.O.
   Leasing Company             Schedule      Lease Type  Assignment To           Date       Number           Vendor
   ---------------             --------      ----------  -------------          -------     ----             ------
1  Princeton Credit Corp          A-1        Operating   Summit Bank            7/1/1998   955HFA            Boxhill
2  Princeton Credit Corp          A-2        Operating   Summit Bank            7/1/1998                     Allied

3  Princeton Credit Corp          A-3        Operating   The CIT Group         11/1/1998   1002AH            Allied
4  Princeton Credit Corp          A-4        Operating   The CIT Group          2/1/1999   980909ML1         Allied

5  Princeton Credit Corp          A-5        Operating   Heller Financial Inc.  4/1/1999   981028ML1 (**)    Sequent
                                                                                                             Allied/Box
6  Princeton Credit Corp          A-5        Operating   Heller Financial Inc.  4/1/1999   981023RR1 / 2     hill
7  Princeton Credit Corp          A-5        Operating   Heller Financial Inc.  4/1/1999   9905HA            Allied
                                                                                           981210ML1/
8  Princeton Credit Corp          A-8        Operating   Heller Financial Inc.  4/1/1999   9908ML            Sequent

9  Princeton Credit Corp          A-9        Operating   Heller Financial Inc.  8/1/1999   99213HA           Allied
10 Princeton Credit Corp         A-10        Operating   Heller Financial Inc.  8/1/1999   99242HA           Allied
11 Princeton Credit Corp         A-11        Operating   Heller Financial Inc.  8/1/1999   99191RR           Allied


12 Princeton Credit Corp        A-11-1       Operating                          7/19/1999  99191RR           Allied
13 Princeton Credit Corp         A-12        Operating   Heller Financial Inc.  8/1/1999   99172HA           Allied
14 Princeton Credit Corp         A-13        Operating   Heller Financial Inc.  8/1/1999   99180HA1          Allied
15 Princeton Credit Corp        A-13-1       Operating                          7/19/1999  99180HA1          Allied
16 MRC Computer                NDB-01-       Operating                                                       Bit by Bit
                                  03
17 MRC Computer                 NDB-04       Operating                                                       Cannon
18 MRC Computer                 NDB-05       Operating                                     00082KS           Allied

TOTAL

NATIONAL DISCOUNT BROKERS
Lease Schedule
As of                        5/18/2000
                                                                                                    Tax Rate:      8.25%

                                                                                                     Monthly      Monthly
                                                                                       # of           Amount       Amount
                                 Equipment               Project           Cost        Months      excl. taxes   incl. taxes
                                 ---------               -------           ----        ------      -----------   -----------
                                 Raid Box Turbo
1  Princeton Credit Corp         w/ Failover             Web II          $ 46,370.00      24       $1,831.00      $1,982.06
2  Princeton Credit Corp         2 Sun Enterprise 4000   Web II          $202,388.00      24       $7,297.00      $7,899.00
                                 Sun Enterprise
3  Princeton Credit Corp         Server Base Pkg         Data Mart       $126,950.00      24       $4,684.00      $5,070.43
4  Princeton Credit Corp         Test Developm Sys       Y2K             $ 50,202.55      24       $1,886.00      $2,041.60
                                 Full scale regression
5  Princeton Credit Corp         Testing                 Y2K             $ 80,670.00      12       $6,246.00      $6,761.30
                                 Sun Ultra 5                                                       $2,397.00      $2,594.75
6  Princeton Credit Corp         Workstation             Market Data     $ 61,324.88      24       $2,335.00      $2,527.64
7  Princeton Credit Corp         E450 Server Base        Web II          $ 59,664.40      24
                                 Little Sequent Hard                                               $3,473.00      $3,759.52
8  Princeton Credit Corp         Upgrade                 TCAM            $ 86,767.00      24       $3,563.00      $3,856.95
                                                         IPO/Interapp                             $17,325.00     $18,754.31
9  Princeton Credit Corp         450 Server Base         P(Anil)         $ 88,948.00      24
10 Princeton Credit Corp         E4500 servers           Web II          $433,177.95      24       $2,199.00      $2,380.42
11 Princeton Credit Corp         SUN E450 servers -
                                 Delayed Quote           Market Data     $ 54,540.00      24         $435.00        $470.89
                                 SUN E450 servers -                                                $4,401.00      $4,764.08
12 Princeton Credit Corp         Delayed Quote           Market Data     $ 10,080.00      21      $17,544.00     $18,991.38
13 Princeton Credit Corp         336 Mhz ultrasparc      Web II          $109,152.00      24         $505.00        $546.66
14 Princeton Credit Corp         E4500, Ultra 10, E450   Web II          $435,342.60      24
15 Princeton Credit Corp         E4500, Ultra 10, E450   Web II           $11,700.00      21      $45,680.00     $45,680.00
16 MRC Computer                  500 MHZ PC's            90 Hudson       $983,275.00      18       $1,259.00      $1,259.00
                                                                                                   $8,225.00      $8,225.00
17 MRC Computer                  Cannon Copiers          90 Hudson        $31,000.00      24
18 MRC Computer                  Sun Servers E4501       90 Hudson       $243,388.02      24
                                                                                                 $131,285.00     $137,564.98

TOTAL                                                                  $3,114,940.40


NATIONAL DISCOUNT BROKERS
Lease Schedule
As of                        5/18/2000


                                                As of:          5/18/2000

                                                Ending           Remain.       Total Payments       4 Mo.                 Lease Rate
                              Begin Month       Month            Months         incl. taxes         Alert    Comments       Factor
                              -----------       -----            ------         -----------         -----    --------       ------
1  Princeton Credit Corp      6/1/1998         5/31/2000          0             $47,569.38           X                       0.03949
2  Princeton Credit Corp      6/1/1998         6/30/2000          1            $189,576.06           X                       0.03605

3  Princeton Credit Corp      7/1/1998         6/30/2000          1            $121,690.32           X                       0.03690
4  Princeton Credit Corp      11/1/1998       10/31/2000          6             $48,998.28           X                       0.03757
                                                                                                             Extended to
5  Princeton Credit Corp      11/1/1998        5/31/2000          0             $81,135.54                    5/31/00        0.07743
6  Princeton Credit Corp      11/1/1998       10/31/2000          6             $62,274.06                                   0.03909
7  Princeton Credit Corp      3/1/1999         2/28/2001          10            $60,663.30                                   0.03914

8  Princeton Credit Corp      2/1/1999         1/31/2001          9             $90,228.54                                   0.04003
9  Princeton Credit Corp      6/1/1999         5/31/2001          13            $92,566.74                                   0.04006
10 Princeton Credit Corp      7/1/1999         6/30/2001          14           $450,103.50                                   0.04000

11 Princeton Credit Corp      5/1/1999         4/30/2001          12            $57,130.02                                   0.04032

12 Princeton Credit Corp      8/1/1999         4/30/2001          12             $9,888.64                                   0.04315
13 Princeton Credit Corp      5/1/1999         4/30/2001          12           $114,337.98                                   0.04032
14 Princeton Credit Corp      5/1/1999         4/30/2001          12           $455,793.12                                   0.04030
15 Princeton Credit Corp      8/1/1999         4/30/2001          12            $11,479.91                                   0.04316

16 MRC Computer               3/1/2000         7/1/2001           14           $822,240.00                                   0.04646
17 MRC Computer               4/1/2000         4/1/2002           23            $30,216.00                                   0.04061
18 MRC Computer               4/1/2000         3/31/2002          23           $197,400.00                                   0.03379


   TOTAL                                                                     $2,943,291.39

Payments are due the beginning of the month.

*Per Glen Applegate of Princeton, interim payments do not count towards the lease payments (thus a start pymt date of 10/4, for example, means the lease pymts start at 11/1). **Extend for 3 months per Mike Long.

                                  Schedule 2.8

                         Certain Events And Commitments

1. NDB Capital Markets Corporation purchased shares of common stock and warrants to purchase common stock of the National Association of Securities Dealers, Inc.

2. Master Services Agreement between ADP Financial Information Services, Inc. and Millenium Clearing Company, LLC dated March 24, 2000 and related schedules and agreements

3.   Advertising agreement with Yahoo! Inc.

4.   Advertising agreement with Go2Net, Inc.

5.   Real Estate lease at 90 Hudson Street, Jersey City, New Jersey

6.   Improvements to real estate at 90 Hudson Street, Jersey City, New Jersey

7.   Lease of equipment for 90 Hudson Street, Jersey City, New Jersey

8. Formation of Millennium Clearing Company, LLC. Capitalization of approximately $100,000,000 will be needed

9.   Advertising agreement with The Motley Fool, Inc.

10.  Advertising agreement with Raging Bull, Inc.

11.  Bank United co-branding agreement

                                  Schedule 2.9

                                   Litigation

SEE ATTACHMENTS

In addition to the attachments, NDB Capital Markets has been named in an NASD arbitration by Island ECN Inc. in connection with the non-payment of fees to island ECN by NDB Capital Markets. NDB Capital Markets is one of several broker dealers named by Island ECN Inc. NDB Capital Markets has answered the complaint denying liability and filing a counterclaim.

                      National Discount Brokers Group, Inc.

Frank E. Lawatsch, Jr.
Executive Vice President,
Secretary and General Counsel


April 18, 2000



PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036

Gentlemen:

I am writing in connection with your review of the financial statements of National Discount Brokers Group, Inc. (the "Company") conducted as at and for the three and nine month periods ended February 29, 2000. This letter supplements my audit response letter to you dated January 12, 2000 (the "Audit Response").

Except as disclosed in the Company's Form 10-Q for the quarter ended February 29, 2000, I am aware of the following matters which have occurred since the Audit Response.

1. Sherwood Securities Corp. (now NDB Capital Markets Corporation) ("SHWD") is the subject of two inquiries by the National Association of Securities Dealers Regulation, Inc. ("NASDR") regarding SHWD's involvement in locked and crossed markets. One inquiry concerned initial public offerings from March 1, 1999 to June 15, 1999 and the other involved trading activity during the period January 1, 1998 to June 30, 1998. While the NASDR had initially proposed a consent settlement to the latter inquiry which imposed a $10,000 fine and a censure, that settlement has been opposed by SHWD. I am not aware that the NASDR has responded to SHWD's objections to date. Sherwood responded to the initial public offering inquiry by letter dated October 21, 1999. The NASDR has not responded to SHWD's letter.


2. National Discount Brokers Corporation ("NDB") was the subject of an examination by the Securities and Exchange Commission (the "Commission") in November, 1999. As a result of the examination, the staff of the Commission requested a meeting with management. At that meeting which occurred on December 20, 1999, the staff was critical of the direction of customer order flow by NDB to SHWD. The staff alleged that based upon the quality of SHWD's execution of those orders based upon reports prepared by a third party audit service, at least some of the orders should have been directed to other market makers. By letter dated January 31, 2000, the Commission staff documented the results of their examination. By letter dated March 1, 2000, NDB responded to the Commission's findings. The Commissions staff did indicate the file was not being forwarded to enforcement personnel of the Commission, and that they would send a letter of caution to NDB.

3.   Letter of Acceptance, Waiver and Consent (TAMMS Examination No. TMMS
     9B-99016)

     As a result of its 1999 Trading and Market Surveillance ("TAMMS") Examination, by NASDR, SHWD has received a Letter of Acceptance, Waiver and Consent ("AWC"). The examination found SHWD to have violated SEC Rule 11Ac1-4 (the Display Rule), NASD Conduct Rule 2320 (Best Execution) and NASD Conduct Rule 3370 (Affirmative Determination). In the AWC the NASDR has proposed a settlement which imposes a censure and $6,000 fine (composed of a fine of $2,500 for violations of SEC Rule 11Ac1-4; $2,500 for violations of NASD Conduct Rule 2320; and $ 1,000 for violations of NASD Conduct Rule 3370). SHWD has yet to respond to the NASDR regarding this matter.

4.   Letter of Acceptance, Waiver and Consent No. CMS000047 AWC

     On May 15, 1998, the day after the conclusion of a trading suspension period for stock symbol "SLUP", SHWD published a quotation for SLUP securities in a quotation medium and placed 6 orders into Instinet for SHWD's proprietary account. SHWD failed to file a Form 211 with the NASD at least 3 business days before SHWD's quotations were published or displayed in a quotation medium. This action violated SEC Rule 15c2-11 and NASD Conduct Rule 2110 and NASD marketplace rule 6740 and NASD Conduct Rule 2110. In the AWC the NASD proposed in the way of settlement a fine of $5,000 and the undertaking of revised written supervisory procedures designed to prevent future violations of SEC Rule 15c2-11 and NASD Rule 6740. SHWD has yet to respond to the NASDR regarding this matter.

5.   Executed AWC dated March 30, 1999 MRDTM97-0777-41 MRD200019361

     In March 1999, SHWD executed and forwarded to NASDR the above noted AWC. However, the file was misplaced by the NASDR and upon recent review, the NASDR has requested that "a few errors" be corrected. The AWC commenced due to the receipt of a customer complaint received by the NASDR and the subsequent review conducted by the NASD Market Regulation Department. The review concentrated on Order Display Handling as required by SEC Rule 11Ac1-1 (c) (5), SEC Rule 11Ac 1-4, NASD Conduct Rules 2320, 2110 and IM-2110-2. The scope of review encompassed the period between August through October 1998. The NASD proposed and SHWD consented to the imposition of the following sanctions: a fine (paid) of $4,000.00 ($2,000.00 for the ECN Rule; $1,000.00 for Limit Order Protection and Limit Order Display, and $1,000.00 for Best Execution). SHWD has yet to respond to the changes requested by NASDR.

6.   Proposed AWC Re: Late Trades 1997

     During the week of April 10, 2000 SHWD was verbally advised by NASDR that an AWC would be forthcoming for the above referenced matter. The situation had previously been handled by former General Counsel Laura Singer and by Wayne Aaron Esq. of Solomon, Zauderer et al. The matter concerns .SLD Late Trade Reporting problems discovered during an NASDR Review that encompassed the time period of May 27, 1997 through June 20, 1997. SHWD was found to have been in violation of NASD Marketplace Rules 4632 (a), 4642 (a), 6420
     (a) and NASD Conduct Rules 2110 and 3010. SHWD has yet to receive the written AWC from NASDR.

7.   Stock Pulse Tradename

     By letter dated March 10, 2000, from Graham & James LLP, Max Ule & Company Inc. claimed that the use by NDB of the name "Stock Pulse" violated two trademarks of theirs and directed NDB to cease using the name. This matter was referred to Gibbons, Del Deo, Dolan, Griffinger & Vecchione, PC. NDB is currently in negotiations with Max Ule & Company Inc.'s counsel to resolve this matter.

8.   Stambler Internet Security Patents

     By letter dated March 16, 2000, the law firm of Morris, Nichols, Arsht & Tunnell notified NDB that Mr. Leon Stambler owed certain patents covering rudimentary internet security. The firm offered to provide NDB with a license and threatened litigation (including injunctive relief) if a license is not obtained. This matter has been referred to the law firm of Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C. for analysis. The letter requires a response from NDB by April 10, 2000. No response has yet been provided.

9.   Arbitration Matters at NDB

     Attached hereto and incorporated herein by reference is the list of arbitrations at the date of this letter, which involve NDB as a party.

The information set forth herein is as of the date of this letter, and I assume no obligation to advise you of changes which hereafter may be brought to my attention.

This response is limited by, and intended to be in accordance with, the ABA Statement of Policy Regarding Lawyers' Responses to Auditors' Requests for Information (December 1975), including the Commentary which is an integral part thereof. This response is solely for your information, and it may not be quoted in whole or in part or otherwise referred to in any financial statements of National Discount Brokers Group, Inc. or any of their affiliates, or in any related documents, nor may it be used by or provided to any governmental agency or other person, without my prior written consent, except as provided in such ABA Statement of Policy.

Very truly yours,



Frank E. Lawatsch, Jr.
Executive Vice President & General Counsel

FEL:rv


-----------------------------------------------------------------------------------------------------------
          GENERAL                                                CLAIM / DEFENSE
-----------------------------------------------------------------------------------------------------------

ID #   DATE       NAME/                   CLAIM              REQUESTED               DEFENSE
               REFERENCE #                                    RELIEF


-----------------------------------------------------------------------------------------------------------
  1 8/19/199  GOLDBERG,      CUSTOMER DISPUTES 3/18/97 BUY   $1,035,000 THE CUSTOMER WAS AWARE OF THE
              LILLIAN        OF 1,000 MERCK AND SUBSEQUENT              POSITION AS EVIDENCED BY NUMEROUS
              98-01786       MARGIN SELLOUT                             TRADES INVOLVING MERCK AND MERCK
                                                                        OPTIONS IMMEDIATELY SUBSEQUENT TO
                                                                        ACQUIRING THE POSITION IN MERCK.
                                                                        RESPONSE FILED 10/8/98
-----------------------------------------------------------------------------------------------------------
  2 7/1/1999  JING MA        CUST SEEKING LOSSES AS A        $28,292.55 THE CUSTOMER, BY HER OWN
              99-02714 /     RESULT OF ALLEGED UNAUTHORIZED             ADMISSION, FAILED TO KEEP
              4RX717992      TRADING                                    CONFIDENTIAL HER ACCOUNT
                                                                        INFORMATION LEADING TO TRADES
                                                                        ENTERED BY A THIRD PARTY.
                                                                        RESPONSE FILED 9/2/99 NEGOTIATING
                                                                        SETTLEMENT
-----------------------------------------------------------------------------------------------------------
  3 8/20/1999 SKUROWITZ      CUST SEEKING LOSSES AS A        $22,050.00 THE ORDER WAS ENTERED AFTER THE
              ANDREW & ARIVA RESULT OF ALLEGED DELAYS IN                START OF THE OPENING ROTATION FOR
              99-03269 /     EXECUTING TWO OPTION SELL                  THE OPTION IN QUESTION.  HENCE,
              4KB060046      ORDERS                                     THE CUSTOMER'S ORDER WAS NOT
                                                                        ENTITLED TO THE OPENING PRICE.
                                                                        RESPONSE FILED 9/24/99
-----------------------------------------------------------------------------------------------------------
  4 8/24/1999 RANDALL S.     CUSTOMER CLAIMS MISTAKENLY     $105,000.00 SUBSEQUENT TO PLACING THE ORDER,
              BOVA           PLACED 10,000 SHARE ORDER                  THE CUSTOMER REPEATEDLY VIEWED THE
              99-03660 /     INSTEAD OF 1,000 SHARES. FEELS             10,000-SHARE PENDING ORDER AND
              4RX293028      WE SHOULD HAVE STOPPED HIM AND             10,000-SHARE EXECUTION.
                             HOLDS NDB RESPONSIBLE FOR                  RESPONSE FILED 10/13/99
                             LOSSES ASSOCIATED WITH TRADE
-----------------------------------------------------------------------------------------------------------
  5 9/24/1999 PATEL RAJANI   CUSTOMERS CLAIM THAT THEIR       $9,337.50 AGAINST THE CUSTOMER'S WISHES NDB
              & VIREN        ACCOUNT WAS MISHANDLED,                    FROZE THE CUSTOMER'S ACCOUNT AS
              99-03262 /     MANIPULATED, AND OVERCHARGED;              PER A COURT ORDER AS A RESULT OF A
              4RX216366      FEELS NDB WAS NEGLIGENT IN                 DIVORCE IN THE FAMILY.  CLAIM IS
                             MAINTAINING ITS COMPUTER                   WITHOUT MERIT
                             SYSTEM; AND THAT NDB BROKE                 RESPONSE FILED 10/19/99
                             NASD REPORTING RULES, IN 1995
                             THROUGH 1997.
-----------------------------------------------------------------------------------------------------------
  6 12/6/1999 TUNG, HSUE     CLAIMANTS DAMAGES WERE         $400,000.00 CLAIMANT'S DAMAGES ARE NOT DUE TO
              99-4232 /      INCURRED AS A RESULT OF                    THE ACTION OF NDB BUT BY BROKERS
              4KB-216366     ALLEGED FRAUDULENT ACTIVITIES              WHO FRAUDULENTLY CAUSED THE
                             BY A REGISTERED REPRESENTATIVE             ACCOUNT TO BE TRANSFERRED FROM NDB
                             AT ANOTHER FIRM, WHO ILLEGALLY             AND THEN EXECUTED UNAUTHORIZED
                             TRANSFERRED MR. TUNG'S NDB                 TRADES AND DIVERTED PROCEEDS TO
                             ACCOUNT AND SUBSEQUENTLY                   THEMSELVES.
                             LIQUIDATED THE ASSETS.                     PREPARING RESPONSE
-----------------------------------------------------------------------------------------------------------
  7 12/27/1999PUNSKI,        CUSTOMER IS SEEKING DAMAGES AS  $50,000.00 NDB WAS WITHIN THEIR RIGHTS TO
              CHARLOTTE      A RESULT OF HAVING TO SELL                 RAISE THE HOUSE REQUIREMENTS ON
               99-05653 /    SECURITIES TO MEET MARGIN                  SECURITIES.  THE MARGIN DEPARTMENT
              4KB-041871     CALLS DUE TO AN INCREASE IN                TOOK STEPS TO ALERT THE CLAIMANT
                             HOUSE REQUIREMENTS.  CUSTOMER              AND EXTENDED ADDITIONAL TIME TO
                             FEELS SHE SHOULD HAVE NEVER                MEET THE CALL.  FILED WITHOUT
                             BEEN TO THE INCREASE.                      ACTION LETTER FROM THE NASD
                                                                        RECEIVED OCTOBER 1999.
                                                                        PREPARING RESPONSE
-----------------------------------------------------------------------------------------------------------
  8 12/31/1999 MATTINGLY,    CLAIMENT STATES THAT NDB WAS    $20,600.00 THE MARGIN DEPARTMENT ACTED IN
               BARRET        UNREASONABLE IN INSISTING THAT             ACCORDANCE WITH ITS PROCEDURES IN
               99-05407 /    CLAIMANT EITHER WIRE FUNDS IN              HANDLING THE CUSTOMER'S MARGIN
               4RX-176660    OR LIQUIDATE HOLDINGS IN ORDER             CALL.  THE CONDITION OF THE
                             TO SATISFY A MARGIN CALL.                  ACCOUNT WARRANTED THAT IMMEDIATE
                                                                         ACTION BE TAKEN IN THE ACCOUNT.
                                                                         RESPONSE FILED 1/25/00
-----------------------------------------------------------------------------------------------------------
  9  4/30/2000 SHRAYBAMAN,   HIS LOSSES RESULTED FROM AN      $2,170.00 THE MARGIN DEPARTMENT WAS
               IGOR          ALLEGED UNAUTHORIZED TRADE.                COMPELLED TO TAKE IMMEDIATE ACTION
               00-01266 /    HOWEVER, THE TRADE IN QUESTION             IN THE CUSTOMER'S ACCOUNT DUE TO
               4RX-065343    RESULTED FROM THE NEED TO MEET             MARKET CONDITIONS.  FILED WITHOUT
                             AN OUTSTANDING MARGIN CALL.                ACTION LETTER FROM THE NASD
                                                                        RECEIVED MARCH 2000.
                                                                        NEGOTIATING SETTLEMENT
-----------------------------------------------------------------------------------------------------------
 10  4/30/2000 RYDEN, ARTHUR HE ALLEGES NDB'S SYSTEM         $6,411.51 THE CUSTOMER TOOK NO ACTION TO
               E             PROBLEMS LED TO AN INADVERTANT            MITIGATE HIS LOSS DESPITE BEING
               00-01300 /    SHORT SALE THAT WAS LATER                 MADE AWARE THAT A SHORT POSITION
               4RX-180019    COVERED AT A LOSS.                        EXISTED IN THE ACCOUNT.  ALTHOUGH
                                                                       AN NDB SYSTEM PROBLEM MAY HAVE
                                                                       CAUSED THE INADVERTENT SHORT SALE,
                                                                       94% OF THE CLAIM AMOUNT OF LOSS IS
                                                                       DUE TO CUSTOMER'S INACTION.
                                                                       PREPARING RESPONSE
         $1,678,862
-----------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------
                             STATUS
---------------------------------------------------------------------------
ID #   DATE       NAME/     RELATED    HEARING    CUST     ARBITRATOR  NDB
               REFERENCE #  DEPARTMENT REQUESTED? REP BY     SELECTED? COUNSEL
                                                 COUNSEL?
                                         Y/N      Y/N       Y/N
--------------------------------------------------------------------------
  1 8/19/199  GOLDBERG,      TRADING       Y        Y         N     D. LOBEL
              LILLIAN        / MARGIN
              98-01786



--------------------------------------------------------------------------
  2 7/1/1999  JING MA           N/A        Y        Y         Y     D.  LOBEL
              99-02714 /
              4RX717992




--------------------------------------------------------------------------
  3 8/20/1999 SKUROWITZ       TRADING      N        N         N     D. LOBEL
              ANDREW & ARIVA
              99-03269 /
              4KB060046


--------------------------------------------------------------------------
  4 8/24/1999 RANDALL S.      TRADING      Y        Y         N     D. LOBEL
              BOVA
              99-03660 /
              4RX293028


--------------------------------------------------------------------------
  5 9/24/1999 PATEL RAJANI      N/A        N        N         N     D. LOBEL
              & VIREN
              99-03262 /
              4RX216366




--------------------------------------------------------------------------
  6 12/6/1999 TUNG, HSUE        N/A        Y        Y         N     D. LOBEL
              99-4232 /
              4KB-216366





--------------------------------------------------------------------------
  7 12/27/1999PUNSKI,         MARGIN       Y        Y         N     D. LOBEL
              CHARLOTTE
               99-05653 /
              4KB-041871





--------------------------------------------------------------------------
  8 12/31/1999 MATTINGLY,      MARGIN       N        N         N     D. LOBEL
               BARRET
               99-05407 /
               4RX-176660



--------------------------------------------------------------------------
  9  4/30/2000 SHRAYBAMAN,     MARGIN       N        N         N
               IGOR
               00-01266 /
               4RX-065343



--------------------------------------------------------------------------
 10  4/30/2000 RYDEN, ARTHUR    N/A        N        N         N
               E
               00-01300 /
               4RX-180019





--------------------------------------------------------------------------
    TOTAL PENDING CLAIMS
--------------------------------------------------------------------------
         $1,678,862
--------------------------------------------------------------------------

                                  Schedule 2.12

                              Intellectual Property

1. The Company has been advised that its use of the name "Stock Pulse" may violate the intellectual property of Max Ule & Company, Inc.

2. The Company has been advised that encryption technology utilized by it may violate patents held by Leon Stambler.

                                Schedule 2.15(b)

                              Pending Registrations

1. Several officers and employees of the Company's Subsidiaries are in the process of applying for registration at the federal and state level to act as registered representatives or principals. Millennium Clearing Corporation is seeking registration as a broker/dealer.

                                  Schedule 2.16

                                Certain Contracts

1.  Advertising agreement with Yahoo!

2.  Advertising agreement with Go2Net, Inc.

3.  Master Services Agreement referred to in Schedule 2.7(b)

4. Agreement pursuant to which NDB Capital Markets purchased common shares and warrants to purchase common shares of National Association of Securities Dealers, Inc.

5.  Clearing Agreement with Broadcort

6.  Clearing Agreement with Pershing

7.  Advertising Agreement with The Motley Fool, Inc.

8.  Advertising Agreement with Raging Bull, Inc.

9.  Leases of equipment for 90 Hudson Street, Jersey City, New Jersey

10. Real Estate Lease for 90 Hudson Street, Jersey City, New Jersey

11. Bank United co-branding agreement

                                  Schedule 2.18

                               Brokers and Finders

1. Credit Suisse First Boston, as financial advisor to the Company for purposes of Section 5.12 of the foregoing Agreement.

                                  Schedule 2.20

                                   Guarantees

         None